EXHIBIT 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rules 457(c) and 457(h)	2,442,319	$22.90	$55,929,105.10	0.00015310	$8,562.75
Total Offering Amounts					$55,929,105.10		$8,562.75
Total Fee Offsets							$0.00
Net Fee Due							$8,562.75

(1)
Consists of additional shares available for issuance under the registrant’s 2016 Omnibus Incentive Plan as the result of an annual increase effective as of January 1, 2025. In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low prices of the registrant’s Class A common stock as reported on The NASDAQ Global Market on February 25, 2025.